Natus Medical Announces 2006 Fourth Quarter and Year Financial Results

- Company Reports Record Fourth Quarter Revenue and Non-GAAP Earnings

- Increases 2007 Guidance

SAN CARLOS, Calif. (February 20, 2007) - Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months and year ended December 31, 2006.

For the fourth quarter ended December 31, 2006, Natus reported revenue of $28.8 million, representing a 128% increase from $12.6 million in the comparable quarter of the previous year. The Company reported net income of $512,000, or $0.02 per diluted share, for the fourth quarter of 2006, compared with net income of $2.5 million, or $0.13 per diluted share, for the fourth quarter of 2005.

Non-GAAP income before tax for the fourth quarter of 2006 was $4.8 million, representing an increase of 90% from $2.5 million reported in the fourth quarter of 2005. Non-GAAP net income for the fourth quarter of 2006 was $2.9 million, or $0.13 per diluted share.

During 2006 the Company completed the acquisitions of Bio-logic Systems in January, Deltamed in September, and Olympic Medical in October. These acquisitions contributed to the revenue growth in 2006, while acquisition-related costs reduced GAAP based earnings. Non-GAAP results for the fourth quarter of 2006 exclude the effect of an in-process research and development charge associated with the acquisition of Olympic Medical, but include the cost of employee equity-based compensation.

For the year ended December 31, 2006, the Company reported record revenue of $89.9 million, an increase of 109% from $43.0 million for the year ended December 31, 2005. The Company reported a net loss of $927,000, or a loss of ($0.05) per share for the full year 2006, compared with net income of $6.2 million, or $0.33 per diluted share, for the year ended December 31, 2005.

Non-GAAP income before tax for 2006 was $12.9 million, representing an increase of 94% over $6.7 million reported in 2005. Non-GAAP net income for 2006 was $7.3 million, or $0.35 per diluted share. The non-GAAP results exclude the effects of in-process research and development charges associated with the acquisitions of Bio-logic and Olympic, but include the cost of employee equity-based compensation.

In 2006, the Company released its valuation allowance against its deferred tax assets; consequently, its effective tax rate increased to 45% in 2006, compared to 8% for the 2005 period. The Company’s results for the three months and year ended December 31 2006 include employee equity-based compensation expense of $442,000 and $1.4 million, respectively, for which there was no corresponding charge in 2005.

As of December 31, 2006 the Company had cash, cash equivalents, and short-term investments of $15 million, stockholders' equity of $101 million, working capital of $31 million, and no long-term debt. During the fourth quarter of 2006 the Company paid off the entire $7.2 million outstanding balance of an existing term-loan.

Jim Hawkins, President and Chief Executive Officer of the Company said, “Last year was an eventful and productive year for Natus as we completed three acquisitions and saw revenue increase by more than 100%. Excluding charges for in-process research and development and stock based compensation, our pre tax earnings more than doubled.”

“I am extremely pleased with our results for the fourth quarter and full year 2006,” added Hawkins. “With the integration of Olympic Medical near completion, I believe Natus is well positioned for continued revenue and earnings growth in 2007.”

“In addition, I am most excited that the FDA recently awarded PMA approval for our Cool-Cap product. The Cool-Cap System, which is the only FDA approved device for the treatment of hypoxic ischemic encephalopathy (“HIE”) in term newborns has the opportunity to become the standard of care for treatment of this type of brain injury,” stated Hawkins. “We are very encouraged by the initial response to the mid-January introduction of the Cool-Cap, which has already generated not only great interest, but also orders.”

“Based on the early acceptance of the Cool-Cap, we are comfortable incorporating some benefit from this product into our expectations for 2007 and we are now increasing our revenue and earnings guidance,” added Hawkins.

Increase Full Year 2007 Financial Guidance

Natus increased its financial guidance for the full year 2007. For the full year 2007, the Company now expects revenue to range from $115 million to $117 million and earnings per share to range from $0.49 to $0.52. The Company had previously said revenue would range from $114 million to $116 million and earnings per share would range from $0.47 to $0.51.

Natus reiterated its previously announced guidance for the first and second quarters of 2007.

For the first quarter 2007, the Company expects revenue to range from $25.5 million to $26.0 million and earnings per share to range from $0.07 to $0.08. This compares to revenue of $19.4 million and a loss per share of ($0.25) reported in the first quarter 2006. Results for the 2006 period included the impact of a $5.9 million charge for in-process research and development associated with the acquisition of Bio-logic, and earnings per share on a non-GAAP basis excluding the charge would have been $0.06.

For the second quarter 2007, the Company expects revenue to range from $27.5 million to $28.0 million and earnings per share to range from $0.10 to $0.11. This compares to revenue of $20.0 million and earnings per share of $0.07 reported in the second quarter 2006.

The guidance is based on an effective tax rate for book purposes of approximately 45%. Because the Company will utilize tax net operating loss carryforwards to significantly reduce its taxable income in 2007, it expects that it will pay taxes at a rate of only 12% to 15% for the year.

The Company’s 2007 guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, however it does not include the impact of any one-time acquisition or restructuring related charges that may be incurred in 2007. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the January 5, 2006 acquisition of Bio-logic Systems Corp., and the October 16, 2006 acquisition of Olympic Medical. The Company believes that the presentation of results excluding these acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company also believes the in-process research and development charges are not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 270-6057 for domestic callers, or (617) 213-8891 for international callers, and entering reservation code 30647968. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 40282401.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding future results from the Cool-Cap product, and anticipated revenue and profitability for the full year and first two quarters of 2007. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

COMPANY CONTACT:
Natus Medical Incorporated
Steven J. Murphy
Chief Financial Officer
(650) 802-0400
InvestorRelations@Natus.com

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec	Dec	Dec	Dec
	2006	2005	2006	2005

Revenue	$28,760	$12,624	$89,915	$43,045
Cost of revenue	10,857	4,657	33,665	16,092
Gross profit	17,903	7,967	56,250	26,953

Operating expenses:
Marketing and selling	6,979	3,040	21,944	11,396
Research and development	3,217	1,086	10,604	4,318
General and administrative	3,076	1,735	11,004	5,806
Acquired IPR&D	3,900	-	9,800	-
Total operating expenses	17,172	5,861	53,352	21,520
Income from operations	731	2,106	2,898	5,433
Other income/(expense):
Interest income	260	439	750	1,189
Interest expense	(91)	-	(589)	-
Other income, net	41	2	64	39
Total other income/(expense)	210	441	225	1,228
Income before provision for income tax	941	2,547	3,123	6,661

Provision for income tax	429	83	4,050	509
Net income (loss)	$512	$2,464	$(927)	$6,152
Earnings (loss) per share:
Basic	$0.02	$0.14	$(0.05)	$0.35
Diluted	$0.02	$0.13	$(0.05)	$0.33

Weighted-average shares used to compute
Basic earnings per share	21,329	18,036	19,548	17,429
Diluted earnings per share	22,671	19,724	19,548	18,693

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands)

	Three Months Ended			Twelve Months Ended
	Dec		Dec	Dec		Dec
	2006		2005	2006		2005
GAAP based results:

Income before provision
for income tax (see note a)	$941		$2,547	$3,123		$6,661

Non-GAAP adjustments:

Acquired in-process research
and development (see note)	3,900	(b)	-	9,800	(b)	-
Non-GAAP income before
provision for income tax	4,841		2,547	12,923		6,661

Provision for income tax,
as adjusted (see note)	1,963	(c)	83	5,584	(c)	509
Non-GAAP net income	$2,878		$2,464	$7,339		$6,152
Earnings per share:
Basic	$0.13		$0.14	$0.38		$0.35
Diluted	$0.13		$0.13	$0.35		$0.33

Weighted-average shares
used to compute
Basic earnings per share	21,329		18,036	19,548		17,429
Diluted earnings per share	22,671		19,724	20,896		18,693

(a) $442,000 and $1.4 million of employee equity based compense expense is included in the Company's GAAP results for the quarter and year ended December 31, 2006, for in the Company's GAAP results for the quarter and year ended December 31, 2006, for which there was no corresponding charge in the 2005 periods. This charge has not been excluded from the non-GAAP results.

(b) Charges for acquired in-process research and development expense of $5,900 related to the acquisition of Bio-logic Systems Corp. on January 5, 2006, and $3,900 related to the acquisition of Olympic Medical on October 16, 2006. Management believes that excluding these charges facilitates comparisons of Natus' core operating results across multiple reporting periods.

(c) Adjusted provision for income tax, reflecting the tax effect of IPR&D ssociated with the Olympic acquisition. Since the IPR&D charge associated with the Bio-logic acquisition is not expected to be tax deductible, reversal of this charge has no impact on the tax provision.